Exhibit 99.1

LINN ENERGY ANNOUNCES SENIOR NOTE EXCHANGE AGREEMENTS
HOUSTON, November 13, 2015 – LINN Energy, LLC (Nasdaq: LINE) (“LINN” or the “Company”) and LinnCo, LLC (Nasdaq: LNCO) (“LinnCo”) announced today that LINN has entered into a series of privately negotiated transactions to exchange an aggregate principal amount of $2 billion of the Company’s senior unsecured notes (the “Unsecured Notes”) for an aggregate principal amount of $1 billion of newly issued senior secured second lien notes (the “Second Lien Notes”). These exchanges are expected to improve LINN’s balance sheet and reduce interest expense.
The Company has entered into exchange agreements with certain unsecured noteholders pursuant to which the noteholders have agreed to exchange certain of their existing Unsecured Notes for newly issued Second Lien Notes at a price of 50 percent of the principal amount of the Unsecured Notes set forth in the table below. The Second Lien Notes will be issued pursuant to the terms and conditions of an Indenture to be entered into between the Company and U.S. Bank, National Association, as trustee (the “Indenture”), will bear interest at a rate of 12.0 percent per annum and have a scheduled maturity date of December 2020, subject to potential earlier maturity under the conditions to be outlined in the Indenture (“Springing Maturity”).

Unsecured Notes Exchanged ($ in millions)	Par Value of Unsecured Notes	Principal Amount of Second Lien Notes

6.50% senior notes due May 2019	$584	$292
6.25% senior notes due November 2019	824	412
8.625% senior notes due April 2020	286	143
7.75% senior notes due February 2021	184	92
6.50% senior notes due September 2021	121	61
Total	$2,000(1)	$1,000

(1)	Does not sum due to rounding.
These exchanges are expected to close November 20, 2015, subject to closing conditions.
Strategic advantages of these exchanges:

•	Reduce total debt by $1 billion,

•	Decrease annualized interest expense by approximately $16 million;

•	Reduce the nearest senior unsecured debt maturities (due in 2019) by approximately $1.4 billion, or 53 percent, subject to the potential Springing Maturity of the Second Lien Notes; and

•	Preserve $500 million of second lien capacity for potential future issuance of new secured debt.
“This transaction and its positive effects on the Company’s financial position represent another meaningful step forward in improving our balance sheet,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “These exchanges result in a material debt reduction and also improve our cash interest expense by approximately $16 million per year.”
The Second Lien Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, we are offering the Second Lien Notes only to persons who are qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on a private placement exemption from registration under the Securities Act.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

ADVISORS
Barclays Capital Inc. and Jefferies LLC served as financial advisors to the Company. Barclays served as placement agent for the transaction and Jefferies served as independent strategic and financial advisor.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. These statements, including the Company’s plans to complete the exchanges, ability to improve the Company’s balance sheet, reduce interest expense and affect debt maturity dates, are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial and operating performance and results, level of indebtedness and ability to complete any potential debt restructuring transaction, prices and demand for oil, natural gas and natural gas liquids, estimates of reserves and the ability to replace and efficiently develop current reserves, general economic conditions and other important factors that could cause actual results to differ materially from those projected. These risks are described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	LINN ENERGY, LLC

Investors & Media:

Clay Jeansonne - Vice President - Investor Relations 281-840-4193

Sarah Nordin - Public Relations & Media 713-904-6605